Exhibit 10.30

  815 Chestnut Street • North Andover, MA • 01845-6098 • Tel. (978) 688-1811

December 15, 2009

Mr. Gregory Michaud

585 South Bradford Street

N. Andover, MA  01845

Dear Greg:

In connection with the termination of your employment with Watts Water Technologies, Inc.  (the “Company”) on December 1, 2009, you are eligible to receive the listed severance benefit described in the “Description of Severance Benefit” attached to this letter agreement as Attachment A if you sign and return this letter agreement to Kenneth R. Lepage by January 5, 2009 and it becomes binding between you and the Company.  By signing and returning this letter agreement and not revoking your acceptance, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3.  Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given more than twenty-one (21) days to do so.  If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it.  If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

If you choose not to sign and return this letter agreement by January 5, 2009 or if you timely revoke your acceptance in writing, you will not receive any severance benefits from the Company.  You will, however, receive payment on your Termination Date (as defined below) for any wages and unused vacation time accrued through the Termination Date (as defined below).  Also, regardless of signing this letter agreement, you may elect to continue receiving group sponsored health insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  You shall pay all premium costs for “COBRA” on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.  All other benefits, including life insurance and long-term disability insurance, will cease upon your Termination Date.

You currently have vested stock options for purchase of 11,250 shares under the Company’s 2004 Stock Incentive Plan. Pursuant to the Company’s 2004 Stock Incentive Plan, you will have six (6) months from your Termination Date to exercise the options that were issued under the 2004 Stock Incentive Plan and that are vested as of your Termination Date. All unvested stock options will be cancelled and all unvested shares of restricted stock will be forfeited to the Company on the Termination Date.

Pursuant to the terms of the Management Stock Purchase Plan, your non-vested restricted stock units (RSUs) will be cancelled on the Termination Date and you will receive a cash payment equal to the number of such non-vested RSUs multiplied by the lesser of (a) 67% of the fair market value of the Company’s Class A Common Stock on the date the RSUs were purchased plus simple interest per annum on such amount at the one-year U.S. Treasury Bill rate (as published in the Wall Street Journal) in effect on the purchase date and each anniversary thereof, or (b) the fair market value of the Class A Common Stock on the Termination Date. Your vested RSUs will be converted to shares of the Company’s Class A Common Stock and issued to you. As a result of the American Jobs Creation Act of 2004, because you are an officer of the Company, the distribution of this cash payment for any unvested RSUs and the issuance of the shares underlying your vested RSUs cannot be made until at least six months after the Termination Date.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it within the seven (7) day period:

1.               Termination Date — Your effective date of termination from the Company was December 1, 2009 (the “Termination Date”).

2.               Description of Severance Benefit — The severance benefit paid to you if you timely sign and return this letter agreement and do not revoke your acceptance are described in the “Description of Severance Benefit” attached as Attachment A (the “severance benefit”).  In connection with the severance benefit provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in Attachment A.

3.               Release — In consideration of the payment of the severance benefit, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and its respective, officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities), and all employee benefit plans and plan fiduciaries (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against the Released Parties, including, but not limited to, any and all claims arising out of your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and

Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et. seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., Executive Order 11246, and Executive Order 11141, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, §1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, and the Massachusetts Small Necessities Leave Act, M.G.L. c. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement; (a) prevents you from filing, cooperating with or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); or (b) waives any rights you have to receive your accrued benefits under the Company’s Pension Plan in accordance with its respective terms.

4.               Non-Disclosure and Confidential Information — You agree that you will keep confidential all non-public information concerning the Company or any of the Released Parties that you acquired during the course of your employment with the Company and all developments and inventions.  You further agree to comply with any obligations regarding confidential information, non-solicitation, non-competition and inventions set forth in any agreements previously entered into by you with the Company or its predecessors. Such provisions and obligations shall remain in effect notwithstanding this letter agreement and the ending of your employment.  You acknowledge that during the course of your employment with the Company you have acquired knowledge of, and/or had access to, trade secrets, confidential and proprietary information of the Company and of third parties which is subject to confidentiality and other agreements by and between the Company and those third parties (“Confidential Information”).  Such Confidential Information, includes, but is not limited to: financial and pricing information; business, research, and new product plans and strategies; patent applications and invention disclosures; yields, designs, efficiencies, and capacities of production methods, processes, facilities and systems at the Company and its contractors; customer and vendor lists, key contacts, habits, and product and purchasing plans; marketing information, plans and strategies;

existing and anticipated agreements with customers, vendors, and other third parties; product design and related information; information regarding Company employees, their projects, and their salaries, benefits and other personnel information.  You agree that you will not use or disclose to others any Confidential Information.

5.               Return of Company Property — You confirm that you have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company proprietary and confidential information and any other Company -owned property in your possession or control and have left intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6.               Business Expenses and Compensation — You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you.

7.               Cooperation - You agree to make yourself available upon reasonable notice from the Company or its attorneys to provide testimony as a witness through declarations, affidavits, depositions or at a hearing or trial, and to work with the Company in preparation for such event, and to cooperate with any other reasonable request by the Company in connection with the investigation, defense or prosecution of any mediation, arbitration, administrative hearing, or lawsuit to which the Company is a party, currently pending or filed after the Termination Date.  If the Company so requests your cooperation in connection with any legal matter then the Company agrees to pay for any reasonable out-of-pocket expenses, such as economy class airfare or lodging, that you incur in connection with assisting the Company, provided you notify the Company in advance of what your reasonable expenses are expected to be and receive prior written approval from the Company for such expenses.

8.               Non-Disparagement — To the extent permitted by law, you understand and agree that as a condition for payment to you of the severance benefits, you shall not make any false, disparaging or derogatory statements in public or private to any person, entity or media outlet regarding the Company or the Released Parties, or about the Company’s or the Released Parties business affairs, practices, products, services, and financial condition.

9.               Non-Solicitation of Employees - You agree that for a period of twelve (12) months following the termination of your employment with the Company you shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on your own behalf or on behalf of any other person or entity) the employment or termination of any employee or consultant of the Company or any of the Company’s parents, subsidiaries, or affiliates.  This provision shall not apply to employees of the Company or of the Company’s parents, subsidiaries, or affiliates that have been terminated for a period of six months or longer.

10.         Amendment — This letter agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto.  This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

11.         Waiver of Rights — No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.         Enforcement and Consequences of Breach - You agree that if you assert any claim against the Company or any of the other Released Parties in violation of the foregoing Release, or otherwise breach any provision of this Release Agreement, then the Company shall be entitled to recover from me damages flowing from such breach, you will not be entitled to any of the severance benefits, and you will be liable for the costs and attorneys’ fees that the Company and other Released Parties incur in any action arising as a result of your breach, to the maximum extent permitted by law.  However, nothing in this letter Agreement will interfere with your right to challenge the enforceability of this letter agreement’s release of claims under the ADEA, and you shall not be required to tender back payments made to you nor will you be liable for the costs and attorneys’ fees that the Company and other Released Parties incur in connection with a challenge by you of the foregoing release of claims under the ADEA.

13.         Validity — Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

14.         Confidentiality — To the extent permitted by law, you understand and agree that the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you, your agents and your representatives and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by an authorized agent of the Company.

15.         Nature of Agreement — You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

16.         Acknowledgments — You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, including Attachment A, and that the Company advised you in writing to consult with an attorney of your own choosing prior to signing this letter agreement.  You understand that you may revoke this letter agreement for a period of seven (7) days after you sign it, and that this letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this letter agreement you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (“ADEA”).  You understand and agree that such waiver and release of claims under the ADEA does not apply to any rights or claims that may arise under the ADEA after the date of execution of this letter agreement, and that nothing in this letter agreement prohibits you from challenging the validity of this letter agreement’s waiver and release of claims under the ADEA.  You also understand and agree that you have received consideration beyond that to which you were previously entitled.

17.         Voluntary Assent — You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You state and represent that you have had an opportunity to discuss fully and review the terms of this letter agreement, including Attachment A, with an attorney.  You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

18.         Applicable Law and Consent to Jurisdiction — This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

19.         Entire Agreement — This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company, except as provided in Paragraph 4 above, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

If you have any questions about the matters covered in this letter agreement, please call Kenneth R. Lepage at 978-689-6234.

Very truly yours,

Watts Water Technologies, Inc.

By:	/s/ Patrick S. O’Keefe
	Name:	Patrick S. O’Keefe
	Title:	Chief Executive Officer

I hereby agree to the terms and conditions set forth above and in Attachment A.  I have been given at least twenty-one (21) days to consider this letter agreement (including Attachment A) and I have chosen to execute this on the date below.  I have been advised to consult an attorney before signing this letter agreement.  I acknowledge that I have not relied on any representation or statement other than those contained in this letter agreement.  I intend that this letter agreement will become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

/s/ Gregory Michaud	12/16/09
Gregory Michaud	Date

To be returned by January 5, 2009

ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFIT

1.          The Company will pay you $217,000, representing twelve (12) months of your base salary, and $108,500, representing a discretionary bonus for 2009 as determined by the Company, less all applicable taxes and withholdings (the “Severance Pay”).  This Severance Pay will be paid in one lump sum in accordance with the Company’s normal payroll practices, but in no event earlier than the eighth (8th) day after execution, timely return, and non-revocation of this letter agreement.

2.          Effective as of the Termination Date, if you elect to continue receiving group health coverage pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., for the period of time equivalent to the number of months of severance you are being paid as referenced in paragraph 1 above, the Company shall pay the full share of the COBRA premium costs associated with the medical and dental coverage you have elected.  The remaining balance of any premium costs, and all premium costs after the period of time equivalent to the number of months of severance you are being paid as referenced in paragraph 1 above, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.

3.          The Company will provide you with six months of Career Transition Services through Lee Hecht Harrison (LHH) should you choose to participate in these outplacement assistance services.  The use of the outplacement services must occur within the ninety (90) days following your Termination Date.  The cost of these outplacement services will be paid by the Company directly to LHH in accordance with the terms of the Company’s agreement with LHH.